As filed with the Securities and Exchange Commission on September 3, 1996
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                                  E-Z-EM, INC.
                              --------------------
             (Exact Name of Registrant as Specified in Its Charter)

   DELAWARE                                                   11-1999504
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

      717 MAIN STREET,
      WESTBURY, NEW YORK                                      11590
(Address of principal executive offices)                    (Zip Code)


              E-Z-EM, Inc. 1983 Stock Option Plan and E-Z-EM, Inc.
                1984 Directors and Consultants Stock Option Plan
                            (Full Title of the Plan)

                              --------------------

                                 Howard S. Stern
                              Chairman of the Board
                                  E-Z-EM, Inc.
                                 717 Main Street
                            Westbury, New York 11590
                     (Name and Address of agent for service)

                                 (516) 333-8230
          (Telephone number, including area code, of agent for service)

                              --------------------

                                 With a copy to:
                            Robert H. Friedman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                              --------------------
               Approximate date of proposed sales pursuant to the
            plan: From time to time after the effective date of this
                             registration statement.

                              --------------------
                         CALCULATION OF REGISTRATION FEE
================================================================================
                                  Proposed     Proposed
 Title of                          maximum      maximum
securities          Amount        offering     aggregate        Amount of
  to be              to be          price      offering       registration
registered        registered      per share      price             fee
- --------------------------------------------------------------------------------
Common Stock
par value,
$.10 per          200,000 (1)
share               shares        $10.625(1)   $2,125,000       $732.76
================================================================================

(1) There are also  registered  hereby  such  indeterminate  number of shares of
Common Stock as may become issuable by reason of the operation of the anti-dilution provisions of the Company's 1983 Stock Option Plan and its 1984 Directors and Consultants Stock Option Plan. The offering price is based on the closing price of the Company's Common Stock on August 27, 1996 as reported by the American Stock Exchange.
================================================================================


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
                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:

                  (a) The E-Z-EM, Inc.'s (the "Company's") Annual Report on Form 10-K for the fiscal year ended June 1, 1996; and

                  (b) The description of the Company's securities contained in the Company's Registration Statements on Form 8-A filed November 20, 1984 and October 6, 1992.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company's By-laws authorize indemnification of directors and officers as follows:

         4.1 RIGHT OF INDEMNIFICATION. The Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director, officer or employee or another enterprise, or is or was director, officer or employee of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise,


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
against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful, to the extent that (i) such person is not otherwise indemnified and (ii) such indemnification is permitted by applicable law. For this purpose the board of directors may, and on request of any such person shall be required to, determine in each case whether or not the applicable standards in any such statute have been met, or such determination shall be made by independent legal counsel if the board so directs or if the board is not empowered by statute to make such determination. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Expenses incurred by an officer or director of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, (i) to the extent that such person is not otherwise indemnified and (ii) subject to the provisions of any applicable statute.

         4.2 INDEMNIFICATION NOT EXCLUSIVE. The foregoing indemnification and advancement of expenses shall not be deemed exclusive of any other right to which one indemnified or advanced expenses may be entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

         4.3 INSURANCE AND OTHER INDEMNIFICATION. The board of directors shall have the power to (i) purchase and maintain, at the Company's expense, insurance on behalf of the company and on behalf of others to the extent that power to do so has been or may be granted by statute, and (ii) give other indemnification to the extent permitted by law.

         See Item 9(c) below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

         Section 145 of the Delaware General Corporation Law provides as follows:



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

                  "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.



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
                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders.

                  (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participant and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         The Company maintains a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses the Company for such loss for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which relate to the offering hereunder.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         *4(a)   -         Restated   Certificate  of  Incorporation  of  the
                           Company, as amended (incorporated by reference to the Company's Form 10-Q for the quarter ended December 2,
                           1995 (the "December 2, 1995 10-Q")).

         *4(b)   -         Bylaws of the Company.  (Incorporated by reference
                           to the Company's Form 10-K for the year ended May
                           28, 1994).

         *4(c)   -         E-Z-EM, Inc. 1983 Stock Option Plan, as amended
                           (incorporated by reference to the December 2, 1995
                           10-Q).

         *4(d)   -         1984 Directors and Consultants Stock Option Plan,
                           as amended (incorporated by reference to the December 2, 1995 10-Q).

          5      -         Opinion of Olshan Grundman Frome & Rosenzweig LLP.

         *21     -         Subsidiaries of the Company (incorporated by
                           reference to the Company's Form 10-K for the year ended June 1, 1996).

         23(a)   -         Consent of Grant Thornton LLP, independent
                           auditors.

         23(b)   -         Consent of Olshan Grundman Frome & Rosenzweig LLP
                           (included in its opinion filed herewith as Exhibit
                           5).

         24      -         Powers of Attorney (included on pages 11-12).

- ------------------

         *  Indicates exhibits incorporated by reference herein.

ITEM 9.  UNDERTAKINGS.

                  The undersigned registrant hereby undertakes:

                           a)       To file, during any period in which offers
or sales are being made, a post-effective amendment to this registration statement

                                    (i) to include any prospectus requires by
         Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) to reflect in the prospectus any facts
         or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                    (iii) to include any material information
         with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           b)       That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           c)       To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           d)       The undersigned registrant hereby undertakes
that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a


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
new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                           e)       Insofar as indemnification for liabilities
arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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
                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westbury, State of New York, on this 29th day of August, 1996.

                               E-Z-EM, INC.
                               (Registrant)

                               /s/ Howard S. Stern
                               ------------------------------------------------
                               Howard S. Stern, Chairman of the Board, Director


                       POWER OF ATTORNEYS AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of E-Z-EM, Inc. hereby constitutes and appoints Howard S. Stern and Daniel R. Martin and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable E-Z-EM, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     SIGNATURE                          TITLE                          DATE

/s/ Howard S. Stern            Chairman of the Board, Director   August 29, 1996
- ----------------------
Howard S. Stern

/s/ Daniel R. Martin           President, Chief Executive        August 29, 1996
- ----------------------
Daniel R. Martin               Officer, Director

/s/ Dennis J. Curtin           Vice President-Finance (Chief     August 29, 1996
- ----------------------
Dennis J. Curtin               Accounting and Financial
                               Officer)

/s/ Michael Davis              Director                          August 29, 1996
- ----------------------
Michael Davis

/s/ Paul S. Echenberg          Director                          August 29, 1996
- ----------------------
Paul S. Echenberg

/s/ James L. Katz              Director                          August 29, 1996
- ----------------------
James L. Katz

/s/ Donald A. Meyer            Director                          August 29, 1996
- ----------------------
Donald A. Meyer




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
/s/ Irwin H. Nadel             Director                          August 29, 1996
- -----------------------
Irwin H. Nadel

/s/ Robert M. Topol            Director                          August 29, 1996
- -----------------------
Robert M. Topol




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